Exhibit 99.1
P.F. Chang’s China Bistro, Inc.
P.F. CHANG’S FOURTH QUARTER REVENUES GROW 18%
SCOTTSDALE, ARIZONA (January 4, 2007) P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) reported today consolidated revenues of $252.0 million for the fourth quarter ended December 31, 2006 compared to $213.8 million for the fourth quarter of 2005. Sales at the company owned P.F. Chang’s China Bistro units accounted for $201.0 million of consolidated revenues, sales at the company’s Pei Wei Asian Diner units accounted for $50.2 million of consolidated revenues and sales at the company’s first Taneko Japanese Tavern unit accounted for $0.7 million of consolidated revenues. Additionally, included in consolidated revenues is the company’s share of revenues from its Hawaii Bistro joint venture arrangement.
For the 13 weeks ended December 31, 2006, comparable store sales decreased 0.9% at the Bistro (taking into account a 2% to 3% effective price increase) and decreased 0.7% at Pei Wei (taking into account a 2% to 3% effective price increase) as compared to the 13 weeks ended January 1, 2006. Comparable store sales decreased 0.6%, 1.7% and 0.5% for October, November and December, respectively, at the Bistro and decreased 0.9% and 2.0% for October and November, respectively, and increased 0.7% for December at Pei Wei.
During the fourth quarter of 2006, the company opened 10 new Bistro restaurants, 10 new Pei Wei restaurants and its first Taneko restaurant.
The company intends to release its fourth quarter earnings results on February 14, 2007 at approximately 7:00 am ET. A conference call will be held later that same day at 12:00 pm ET. A webcast of the conference call can be accessed at www.pfcb.com.
P.F. Chang’s China Bistro, Inc. owns and operates three restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility. The company’s first Taneko Japanese Tavern opened on October 2, 2006 and features natural, organic and seasonal ingredients highlighting the diverse cooking styles of Japan.

The statements contained in this press release that are not purely historical, including the company’s estimates of its revenues, earnings and comparable store sales, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company’s ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company’s ability to hire, train and retain skilled management and other personnel; the company’s ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; customer acceptance of new concepts; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company’s recent SEC filings.

Contact:	P.F. Chang’s China Bistro, Inc.		(480) 888-3000

	Media:	Laura Cherry	laura.cherry@pfcb.com
	Investor:	Mark Mumford	mark.mumford@pfcb.com

P.F. Chang’s China Bistro
Supplemental Sales Information (Company Owned)
Year of Unit Opening (1)

	Pre-1999	1999	2000	2001	2002	2003	2004	2005	2006	Total

Units	22	13	16	13	14	18	18	18	20	152

			Sales (000)

1Q06	35,219	19,601	24,305	19,457	18,619	25,317	20,612	22,895	900	186,924
2Q06	35,003	19,072	23,712	18,567	17,679	24,593	20,345	21,388	3,345	183,705
3Q06	34,479	18,590	23,310	18,045	17,125	24,413	20,430	20,913	7,557	184,862
4Q06	34,734	19,062	23,809	18,387	17,778	24,522	20,319	20,968	21,470	201,049
2006	139,435	76,325	95,136	74,457	71,201	98,844	81,705	86,164	33,272	756,539
Average Weekly Sales (AWS)

1Q06	125,783	115,983	116,851	115,129	102,303	108,191	88,083	97,841	90,015	108,677
2Q06	122,389	112,852	114,001	109,866	97,137	105,098	86,943	91,404	95,583	104,914
3Q06	120,557	109,999	112,067	106,778	94,091	104,329	87,308	89,373	94,457	102,930
4Q06	121,446	112,793	114,467	108,800	97,683	104,793	86,833	89,605	105,247	104,713
2006	122,527	112,907	114,346	110,143	97,803	105,602	87,292	92,056	101,132	105,265
Year-Over-Year Change in AWS (2)

1Q06	1.8%	1.3%	0.2%	1.1%	1.8%	3.0%	-2.5%	-5.2%	—	0.9%
2Q06	0.0%	-1.3%	-2.3%	-0.7%	0.5%	0.3%	-3.7%	-11.3%	—	-1.3%
3Q06	-0.2%	-1.9%	-1.7%	-0.3%	0.6%	1.0%	-1.0%	-11.4%	—	-1.2%
4Q06	-1.4%	-1.6%	-0.6%	-1.9%	0.4%	0.2%	-0.4%	-7.7%	—	-1.4%
2006	0.1%	-0.9%	-1.1%	-0.4%	0.8%	1.1%	-1.9%	-9.4%		-0.8%
Year-Over-Year Change Comp Store Sales (3)

Units	21	13	16	13	14	18	18	8	—	121

1Q06	1.3%	1.3%	0.2%	1.1%	1.8%	3.0%	0.1%	—	—	1.3%
2Q06	-0.1%	-1.3%	-2.3%	-0.7%	0.5%	0.3%	-3.6%	—	—	-1.0%
3Q06	-0.1%	-1.9%	-1.7%	-0.3%	0.6%	1.0%	-1.0%	-2.6%	—	-0.5%
4Q06	-1.3%	-1.6%	-0.6%	-1.9%	0.4%	0.2%	-0.4%	-4.1%	—	-0.9%
2006	-0.1%	-0.9%	-1.1%	-0.4%	0.8%	1.1%	-1.3%	-3.7%	—	-0.3%
(1) Includes all restaurants opened in the period indicated.
(2) A unit is included in the year-over-year change in AWS in the thirteenth month of operation.
(3) A unit becomes comparable in the eighteenth month of operation.

Pei Wei Asian Diner

Supplemental Sales Information
Year of Unit Opening (1)

	2000	2001	2002	2003	2004	2005	2006	Total

Units	1	4	11	17	20	24	30	107

			Sales (000)

1Q06	810	2,332	6,315	9,244	10,670	11,084	1,233	41,689
2Q06	763	2,150	5,967	8,990	10,373	10,802	3,231	42,277
3Q06	744	2,097	5,887	8,950	10,257	10,814	7,360	46,109
4Q06	772	2,121	5,911	8,865	10,177	10,793	11,517	50,156
2006	3,089	8,701	24,081	36,049	41,478	43,493	23,340	180,230
Average Weekly Sales (AWS)

1Q06	62,282	44,839	44,164	41,828	41,040	35,527	41,105	40,435
2Q06	58,727	41,350	41,728	40,678	39,897	34,621	36,716	38,822
3Q06	57,240	40,334	41,170	40,499	39,449	34,659	35,726	38,201
4Q06	59,374	40,798	41,334	40,114	39,144	34,592	34,585	37,598
2006	59,406	41,830	42,099	40,780	39,882	34,850	35,526	38,668
Year-Over-Year Change in AWS (2)

1Q06	-13.3%	-3.8%	0.4%	-1.7%	-4.4%	-16.5%	—	-3.0%
2Q06	-15.0%	-6.1%	-2.1%	-2.7%	-4.4%	-10.6%	—	-4.3%
3Q06	0.8%	-4.8%	-1.1%	-1.7%	-0.5%	-5.6%	—	-2.1%
4Q06	-2.3%	-4.5%	-0.8%	-2.3%	0.2%	-1.0%	—	-1.2%
2006	-8.0%	-4.8%	-0.9%	-2.1%	-2.4%	-4.1%	—	-2.6%
Year-Over-Year Change Comp Store Sales (3)

Units	1	4	11	17	20	11	—	64

1Q06	-13.3%	-3.8%	0.4%	-1.7%	-2.3%	—	—	-2.0%
2Q06	-15.0%	-6.1%	-2.1%	-2.7%	-4.4%	-13.8%	—	-3.9%
3Q06	0.8%	-4.8%	-1.1%	-1.7%	-0.5%	-7.6%	—	-1.5%
4Q06	-2.3%	-4.5%	-0.8%	-2.3%	0.2%	3.1%	—	-0.7%
2006	-8.0%	-4.8%	-0.9%	-2.1%	-1.8%	0.9%	—	-2.0%
(1) Includes all restaurants opened in the period indicated.
(2) A unit is included in the year-over-year change in AWS in the thirteenth month of operation.
(3) A unit becomes comparable in the eighteenth month of operation.